Exhibit 99.1

Inventure Foods Reports Fourth Quarter and Fiscal 2016 Financial Results

PHOENIX, March 30, 2017 (GLOBE NEWSWIRE) — Inventure Foods, Inc. (NASDAQ: SNAK) (“Inventure Foods” or the “Company”), a leading specialty food marketer and manufacturer, today reported financial results for the fourth quarter and fiscal year ended December 31, 2016.

Fourth Quarter 2016 Highlights:

•                  Boulder Canyon net revenues increased 7.9%

•                  Rader Farms branded net revenues increased 31.7%

Fiscal Year 2016 Highlights:

•                  Boulder Canyon net revenues increased 3.1%

•                  Rader Farms branded net revenues increased 69.0%

•                  Snack products segment gross margin increased 100 basis points to 16.3%

(All comparisons above are to the fourth quarter and fiscal 2015)

“In 2016, we made progress on our efforts to strengthen our business to better position the Company to achieve the revenue and profit growth we believe the Company is capable of achieving over the long term,” said Terry McDaniel, Chief Executive Officer of Inventure Foods. “On an annual basis, we benefited from increased distribution and velocity gains for our key Boulder Canyon and Radar Farms brands. At the same time, we took decisive steps during the year to manage our business despite the challenges we faced.”

Mr. McDaniel continued, “As we announced last week, we are pleased to have completed an important first step in our ongoing strategic and financial review process to increase shareholder value with the sale of the Fresh Frozen Foods business. We believe many of the operational issues that we experienced in 2016 are behind us and we are diligently working to begin to turnaround our consolidated financial performance during 2017.”

Fourth Quarter Fiscal 2016

Consolidated net revenues decreased 7.7% to $63.4 million, compared to $68.7 million in the fourth quarter of the prior year period. Frozen products segment net revenues decreased 11.4% and snack products segment net revenues decreased 2.5%, which is discussed further under “Segment Review” below.

Gross profit was $5.8 million, compared to $7.3 million in the fourth quarter of 2015.  This decrease in gross profit was attributable to a $0.2 million decrease in the frozen products segment and a $1.3 million decrease in the snack products segment, which is discussed further under “Segment Review” below.

Selling, general and administrative (“SG&A”) expenses were $9.2 million for the fourth quarter of 2016.  Excluding $0.1 million of product recall expenses recorded in SG&A in the fourth quarter of 2015, adjusted SG&A expenses* increased $0.3 million, and as a percentage of net revenues increased 160 basis points to 14.5% compared to 12.9% in the fourth quarter of 2015. This increase is primarily a result of increased legal fees of approximately $0.3 million associated with the Company’s previously announced strategic and financial review and other legal matters.  During the fourth quarter of 2016, the Company recorded an impairment of the Fresh Frozen Foods trademark of $7.1 million and an impairment to goodwill related to the Fresh Frozen business of $8.3 million.  The Company conducts impairment tests in the fourth quarter each year as part of its annual review and the Fresh Frozen related impairment charges reflect the decrease in sales of the brand since the previously announced voluntary product recall.

Interest expense was $2.8 million for the fourth quarter of 2016, a decrease of $0.1 million, compared to $2.9 million in the prior-year period as a result of bridge loan and debt extinguishment costs recorded in the prior year period, partially offset by increased borrowings and higher interest rates in the fourth quarter of 2016.

Income tax expense was $4.7 million for the fourth quarter of 2016 compared to an income tax benefit of $2.1 million in the prior-year period.  During the fourth quarter of 2016, the Company recorded a valuation allowance of $12.6 million upon determining it is more likely than not that the deferred tax assets will not be realized.

Net loss was $(26.4) million, or $(1.34) diluted loss per share, for the fourth quarter of 2016, compared to net loss of $(2.5) million, or $(0.13) diluted loss per share, for the prior year period.  Adjusted net loss* was $(3.9) million, or $(0.20) adjusted diluted loss per share* for the fourth quarter of 2016, compared to adjusted net loss* of $(1.6) million, or $(0.08) adjusted diluted loss per share*, for the fourth quarter of 2015.

Adjusted EBITDA* for the fourth quarter of 2016 was $(1.6) million, compared to adjusted EBITDA* of $0.6 million for the fourth quarter of 2015.

Fiscal Year 2016

Consolidated net revenues decreased 4.8% to $269.0 million for the fiscal year ended December 31, 2016, compared to $282.6 million in the prior-year period. Frozen products segment net revenues decreased 4.0% and snack products segment net revenues decreased 6.0%.

Net loss was $(30.2) million, or $(1.54) diluted loss per share, for fiscal 2016, compared to net loss of $(20.8) million, or $(1.06) diluted loss per share, in the prior-year period.  Adjusted net loss* was $(7.8) million, or $(0.40) adjusted diluted loss per share* for the fiscal 2016, compared to, adjusted net loss* of $(1.4) million, or $(0.07) adjusted diluted loss per share*, for fiscal 2015.

Adjusted EBITDA* was $5.1 million for fiscal 2016, compared to adjusted EBITDA* of $9.6 million in the prior year.

Segment Review

The Company has two reportable segments: frozen products and snack products. The frozen products segment includes frozen fruits, vegetables, beverages and desserts, for sale primarily to grocery stores, club stores and mass merchandisers. The snack products segment includes manufactured potato chips, kettle chips, potato crisps, potato skins, pellet snacks, sheeted dough products, popcorn and extruded products for sale primarily to snack food distributors and retailers.

Frozen Products Segment: Net revenues for the fourth quarter of 2016 decreased 11.4% to $35.9 million, compared to $40.5 million in the prior year period.  This decrease was driven by lower revenues for the Company’s most significant frozen berry product due to reduced sales distribution and a market price decrease, which was partially offset by increased net revenues for branded frozen fruit as compared to the prior year period.  For the fourth quarter of 2016, gross profit was $3.0 million, compared to $3.2 million in the prior year period.  For the fourth quarter of 2016, adjusted frozen products segment gross profit* was $3.0 million compared to $3.6 million, and as a percentage of net revenues decreased 40 basis points to 8.4% compared to 8.8%, excluding $0.4 million of product recall expenses recorded in cost of revenues in the fourth quarter of 2015. This decrease in gross margin was primarily driven by the Company’s frozen fruit products as a result of packing higher priced purchased fruit remaining from 2015 purchase commitments, as well as sales pricing pressure attributable to a decrease in market prices as compared to the prior year period.

Net revenues for the year ended December 31, 2016 were $160.6 million, a decrease of 4.0%, from $167.2 million in the prior-year period, primarily as a result of lower revenues for the Company’s most significant frozen berry product due to reduced sales distribution and a market price decrease, which was partially offset by increased net revenues for branded frozen fruit and frozen vegetables.  For the year ended December 31, 2016, gross profit was $15.1 million compared to $2.7 million in the prior year.  For fiscal 2016, adjusted frozen products segment gross profit* was $15.1 million compared to $19.9 million, and as a percentage of net revenues decreased to 9.4% compared to 11.9% in the prior year, excluding $17.1 million of product recall expenses, net of insurance recoveries, recorded in cost of revenues for fiscal 2015. This decrease in frozen products segment gross margin was attributable to incremental costs incurred in the Fresh Frozen business to enhance product testing and improve manufacturing operations, as well as pricing pressure for the Company’s frozen fruit products attributable to a decrease in market prices as compared to the prior year.

Snack Products Segment: Net revenues during the fourth quarter of 2016 decreased 2.5% to $27.5 million, compared to $28.2 million in the prior-year period, primarily driven by increased trade promotional investments to support future growth and a decline in production of products for third parties, partially offset by increased Boulder Canyon net revenues.  For the fourth quarter of 2016, gross profit was $2.7 million compared to $4.1 million, and as a percentage of net revenues decreased 450 basis points to 9.9%, compared to 14.4% in prior year period, primarily as a result of increased trade promotional investments.

Net revenues during the year ended December 31, 2016 were $108.5 million, a 6.0% decrease from $115.4 million in the prior year. This decrease was driven by an increase in trade promotional investments and a decline in production of product for third parties and license brand net revenues, partially offset by an increase in Boulder Canyon net revenues.  Gross profit for the year ended December 31, 2016 was $17.7 million, compared to $17.6 million in the prior year, and as a percentage of net revenues increased 100 basis points to 16.3% compared to 15.3% in the prior year, primarily due to increased capacity eliminating the need for co-packers used in fiscal 2015 to supplement production. The snack products segment gross margin was also negatively affected by product and sales channel mix.

*Please see the tabular reconciliations of financial measures prepared in accordance with United States generally accepted accounting principles (“GAAP”) to non-GAAP financial measures included at the end of this press release for the definition and information concerning certain items affecting comparability and reconciliations of the non-GAAP terms.

Strategic and Financial Review

The Company previously announced strategic and financial review with the objective to increase shareholder value remains ongoing. As of the date of this press release, we are continuing to pursue various strategic alternatives.  No assurance can be given as to the outcome or timing of our pursuit of a strategic transaction or that we will be able to successfully complete a transaction at all or, if completed, on terms acceptable to us.

Conference Call

The Company will hold an investor conference call today, Thursday, March 30, 2017, at 11:00 a.m. ET. To participate on the live call listeners in North America may dial (877) 853-7702 and international listeners may dial (408) 940-3848; the conference ID is 65852676. In addition, the call will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company’s website at www.inventurefoods.com and will be archived online for one year.

About Inventure Foods

With manufacturing facilities in Arizona, Indiana, Washington, Oregon and Georgia, Inventure Foods, Inc. (Nasdaq:SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Foods™, Jamba®, Seattle’s Best Coffee®, Rader Farms®, TGI Fridays™, Nathan’s Famous®, Vidalia Brands®, Poore Brothers®, Tato Skins®, Willamette Valley Fruit Company™, Fresh Frozen™, Bob’s Texas Style® and Sin In A Tin™. For further information about Inventure Foods, please visit www.inventurefoods.com.

Contact
Katie Turner, ICR (646) 277-1200

Note Regarding Forward-looking Statements

This press release contains forward-looking statements, including, but not limited to, the Company’s ability to achieve revenue and profit growth in the short or long term, its ability to complete a strategic alternative or transaction to increase shareholder value, its ability manage or mitigate operational issues, and its ability to turnaround or improve its consolidated financial performance during 2017.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, ability to execute strategic initiatives, ability to continue as a going concern, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation,  product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that the Company will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition and divestiture-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described from time to time in the Company’s filings with the Securities and Exchange Commission.  All forward-looking statements are based on information available to the Company as of the date of this news release, and the Company assumes no obligation to update such statements.

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarters Ended		Year Ended
	December 31, 2016	December 26, 2015	December 31, 2016	December 26, 2015
Net revenues	$63,365	$68,664	$269,012	$282,558
Cost of revenues	57,614	61,352	236,253	262,221
Gross profit	5,751	7,312	32,759	20,337
Selling, general & administrative expenses	9,202	8,957	34,994	37,559
Impairment of goodwill and intangible asset	15,446	—	15,446	9,277
Operating loss	(18,897)	(1,645)	(17,681)	(26,499)
Interest expense, net	2,812	2,930	9,874	6,330
Loss before income taxes	(21,709)	(4,575)	(27,555)	(32,829)
Income tax expense (benefit)	4,680	(2,115)	2,694	(12,046)
Net loss	$(26,389)	$(2,460)	$(30,249)	$(20,783)

Loss per common share:
Basic	$(1.34)	$(0.13)	$(1.54)	$(1.06)
Diluted	$(1.34)	$(0.13)	$(1.54)	$(1.06)

Weighted average number of common shares:
Basic	19,672	19,610	19,644	19,588
Diluted	19,672	19,610	19,644	19,588

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2016	December 26, 2015
Assets
Current assets:
Cash and cash equivalents	$776	$2,319
Accounts receivable, net allowance	16,334	19,928
Inventories	72,188	81,807
Other current assets	3,216	6,262
Total current assets	92,514	110,316

Property and equipment, net	65,484	59,963
Goodwill	14,985	23,286
Trademarks and other intangibles, net	7,243	14,718
Deferred income tax asset	—	1,228
Other assets	1,254	962
Total assets	$181,480	$210,473

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$29,462	$35,983
Accrued liabilities	9,533	8,629
Line of credit	32,761	—
Current portion of long-term debt	82,380	1,826
Total current liabilities	154,136	46,438

Long-term debt, less current portion	—	83,300
Line of credit	—	25,951
Deferred income tax liability	1,376	—
Other liabilities	2,279	2,296
Total liabilities	157,791	157,985

Shareholders’ equity:
Common stock	200	200
Additional paid-in capital	35,721	34,271
Retained earnings (deficit)	(11,761)	18,488
	24,160	52,959

Less: treasury stock	(471)	(471)
Total shareholders’ equity	23,689	52,488
Total liabilities and shareholders’ equity	$181,480	$210,473

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company presents certain non-GAAP measures in this earnings announcement to provide transparency to investors and to assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.  The Company presents EBITDA and adjusted EBITDA because it believes they provide useful information regarding the Company’s ability to meet its future debt payment requirements, capital expenditures and working capital requirements and they provide an overall evaluation of the Company’s financial condition.  The Company also presents adjusted net loss, adjusted diluted loss per share, adjusted SG&A expenses and adjusted frozen products segment gross profit because it believes they provide useful information regarding the Company’s normal operating results and allow for better comparability with current period operating results.  These non-GAAP measures are intended to provide additional information only and have certain inherent limitations as analytical tools and should not be used in isolation or as a substitute for results reported under GAAP.  Further, non-GAAP measures may not be comparable to similarly titled measures used by other companies.  Reconciliations of non-GAAP measures to the most directly comparable GAAP measures are provided below.

INVENTURE FOODS, INC. AND SUBSIDIARIES

NON-GAAP MEASURE RECONCILIATION

(in thousands)

(unaudited)

EBITDA is defined as net income (loss) with net interest expense, income taxes, depreciation and amortization added back. EBITDA for fiscal 2016 was further adjusted to exclude the impact of the impairments of the Fresh Frozen trademark and goodwill related to the Fresh Frozen business.  EBITDA for fiscal 2015 was further adjusted to exclude the impact of the 2015 Fresh Frozen product recall costs and the impairment of an intangible asset recorded in 2015.  These adjustments were made since they are not related to our core business, to arrive at adjusted EBITDA. The GAAP financial measure that is most directly comparable to EBITDA is net cash provided by operating activities.

	Quarters Ended		Year Ended
	December 31, 2016	December 26, 2015	December 31, 2016	December 26, 2015
Reconciliation — EBITDA:
Reported net loss	$(26,389)	$(2,460)	$(30,249)	$(20,783)
Add back: Interest, net	2,812	2,930	9,874	6,330
Add back: Income tax expense (benefit)	4,680	(2,115)	2,694	(12,046)
Add back: Depreciation	1,786	1,749	6,994	6,958
Add back: Amortization of intangible assets	82	82	330	548
EBITDA	$(17,029)	$186	$(10,357)	$(18,993)
Adjustments:
Add back: Impairment of intangible asset	7,145	—	7,145	9,277
Add back: Impairment of goodwill	8,301	—	8,301	—
Add back: Product recall costs	—	417	—	23,488
Less: Insurance recovery of product recall costs	—	—	—	(4,172)
Adjusted EBITDA	$(1,583)	$603	$5,089	$9,600

Adjusted net loss and adjusted diluted loss per share for 2016 exclude impact the impairments of the Fresh Frozen trademark and goodwill related to the Fresh Frozen business, and the non-cash tax valuation allowance. Adjusted net loss and adjusted diluted loss per share for 2015 exclude the 2015 Fresh Frozen product recall costs, the impairment of intangible asset, bridge loan costs and debt extinguishment costs.  These adjustments were made in order to make a more meaningful comparison of our 2016 operating performance.  A reconciliation of adjusted net loss to net loss is as follows (in thousands):

	Quarters Ended		Year Ended
	December 31, 2016	December 26, 2015	December 31, 2016	December 26, 2015
Reported net loss	$(26,389)	$(2,460)	$(30,249)	$(20,783)
Impairment of intangible asset, net of tax	4,582	—	4,582	5,873
Impairment of goodwill, net of tax	5,323		5,323
Tax Valuation Allowance	12,579	—	12,579	—
Add back:
Product recall costs, net of tax	—	225	—	14,869
Insurance recovery of product recall costs, net tax	—	—	—	(2,641)
Debt Extinguishment, net of tax	—	327	—	385
Bridge Loan Costs, net of tax	—	322	—	934
Adjusted net loss	$(3,905)	$(1,586)	$(7,765)	$(1,363)
Adjusted diluted loss per share	$(0.20)	$(0.08)	$(0.40)	$(0.07)

A reconciliation of adjusted SG&A expenses, which exclude product recall costs, to SG&A expenses is as follows (in thousands):

	Quarters Ended		Year Ended
	December 31, 2016	December 26, 2015	December 31, 2016	December 26, 2015
Adjusted selling, general and administrative expenses	$9,202	$8,877	$34,994	$35,385
Product recall costs included in SG&A	—	80	—	2,174
Selling, general and administrative expenses	$9,202	$8,957	$34,994	$37,559

A reconciliation of adjusted frozen products segment gross profit, which excludes products recall costs, to frozen products segment gross profit is as follows (in thousands):

	Quarters Ended		Year Ended
	December 31, 2016	December 26, 2015	December 31, 2016	December 26, 2015
Frozen products segment:
Adjusted frozen products segment gross profit	$3,028	$3,578	$15,067	$19,871
Product recall costs included in cost of revenues	—	(337)	—	(21,314)
Insurance recovery of product recall costs, net tax	—	—	—	4,172
Frozen products segment gross profit	$3,028	$3,241	$15,067	$2,729